UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2011

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.               Results of Operations and Financial Condition

On March 2, 2011 Eagle Bulk Shipping Inc. (the "Company") issued a press release (the "Press Release") relating to its financial results for the fourth quarter and fiscal year ended December 31, 2010.

In accordance with General Instruction B.2 to the Form 8-K, the information under this Item 2.02 and the Press Release, attached hereto as Exhibit 99.1, shall be deemed to be "furnished" to the Securities and Exchange Commission (the "SEC") and not be deemed to be "filed" with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 9.01.               Financial Statements and Exhibits

(d)       Exhibits

Exhibit Number	Description
99.1	Press Release dated March 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: March 3, 2011	By:	/s/ Alan S. Ginsberg
	Name:	Alan S. Ginsberg
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 2, 2011.

Press Release                                                                                                                                                Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Fourth Quarter and Fiscal Year 2010 Results

-- EBITDA Increase 31% Year-on-Year--

NEW YORK, NY, March 2, 2011-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the fourth quarter and fiscal year ended December 31, 2010.

For the Fourth Quarter:
•
Net Income of $3.03 million or $0.05 per share (based on a weighted average of 62,629,178 diluted shares outstanding for the quarter), compared to $2.19 million, or $0.04 per share, for the comparable quarter in 2009.

•
Net revenues of $72.4 million, an increase of 72% compared to $42.0 million for the comparable quarter in 2009. Gross time charter and freight revenues also increased 73%, to $75.6 million, compared to only time charter revenues of $43.6 million for the comparable quarter in 2009.

•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $32.9 million for the fourth quarter of 2010, a 31% increase compared to $25.2 million for the comparable quarter in 2009.

•	Fleet utilization rate of 99.8%.

                For Fiscal Year 2010:
•
Net Income of $26.8 million or $0.43 per share (based on a weighted average of 62,417,247 diluted shares outstanding for the year), compared to $33.3 million, or $0.60 per share, for the 2009 fiscal year.

•
Net revenues of $265.0 million, an increase of 38% compared to $192.6 million for the same period a year ago.  Gross time charter and freight revenues increased 38%, to $278.5 million, compared to only time charter revenues of $199.9 million for the 2009 fiscal year.

•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $148.7 million for the 2010, a 23% increase compared to $121.2 million for 2009.
•
Took delivery of twelve newbuilding vessels, Crane, Golden Eagle, Egret, Thrasher, Avocet, Imperial Eagle, Gannett, Grebe, Ibis, Jay, Kingfisher and Martin, which immediately entered their respective time charters. Sold our oldest and smallest vessel, Griffon, at profit.

•	Fleet utilization rate of 99.6%.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "2010 was significant for Eagle Bulk, as we grew the fleet by 46% while maintaining close to 100% utilization.  We further evolved the Eagle Bulk brand with the launch of Eagle Bulk PTE Ltd., a new business group focusing on commercial and freight trading.  We are confident that this initiative, together with our expanding global footprint, will allow us to complement our charter revenue over time."

Mr. Zoullas continued, "Over the last several months, market volatility has impacted one of counterparties, Korea Line Corporation ("KLC").  In our communications with the market, we stated that we are continuing to work with KLC to secure an optimal outcome for Eagle Bulk from KLC's business challenges.  These discussions continue, but I am pleased to report that we have re-chartered all affected vessels beginning in mid-February on short-period.  Until an agreement is reached, we plan to continue trading these vessels in the market."

Mr. Zoullas concluded, "Going forward, short-term market dislocations are beginning to abate, as is evident in the rebound in spot rates experienced in the sub-Capesize segments.  The Baltic Supramax Index, or BSI, is up over 30% since hitting a low on February 7th."

Subsequent to December 31, 2010, on January 25, 2011 Korea Line Corporation ("KLC"), one of our charterers, filed for protective receivership in Seoul, Korea. On February 15th, the Korean Courts approved this request. The Company and KLC have agreed that all of Company's charters to KLC remain intact until the Court allows KLC to resume hire payments, although no charter hire payments are currently being received. The Company has further come to an agreement with KLC regarding arrangements to take over the employment of the majority of the affected chartered vessels for this interim period. Earnings during this interim period would be used to offset the charter hire otherwise due from KLC. During February, the Company re-chartered out all affected vessels on the spot market, which is currently averaging around $15,000 per day.  The Company will continue to trade these vessels until our business arrangements with KLC have been resolved.  As of March 4, 2011, Eagle Bulk is owed approximately $8.3 million of charter hire all related to 2011 activities with KLC, of which approximately $2.5 million was due and owing prior to KLC filing for rehabilitation. With regard to the "Nighthawk," which was scheduled to be delivered to KLC in February 2011, the Company and KLC have agreed in principle, subject to Court approval, to defer the commencement of this charter to allow Eagle to employ the vessel for its own account for the time being. During January and February of 2011, the Company took delivery of two newbuilding vessels, the Thrush and Nighthawk, which immediately entered into short term time charters.

Results of Operations for the three-month period ended December 31, 2010 and 2009

For the fourth quarter of 2010, the Company reported net income of $3,032,942 or $0.05 per share, based on a weighted average of 62,629,178 diluted shares outstanding. In the comparable fourth quarter of 2009, the Company reported net income of $2,190,694 or $0.04 per share, based on a weighted average of 62,084,656 diluted shares outstanding.

In the fourth quarter of 2010, the Company's revenues were earned from time and voyage charters. Gross revenues in the quarter ended December 31, 2010 were $75,641,650, compared with $44,252,111 recorded in the comparable quarter in 2009. Net revenues during the quarter ended December 31, 2010 increased 72% to $72,353,918 from $42,024,017 in the quarter ended December 31, 2009. Net revenues recorded in the 2010 quarter include non-cash amortization of the fair value below contract value of time charters acquired of $1,330,202, compared with $701,542 recorded in the 2009 quarter. Brokerage commissions incurred on gross revenues earned were $3,287,732 and $2,228,094 in the fourth quarters of 2010 and 2009, respectively.

Total operating expenses for the quarter ended December 31, 2010 were $57,502,627 compared with $31,592,816 recorded in the fourth quarter of 2009. The Company operated 38 vessels in the fourth quarter of 2010 compared with 27 vessels in the corresponding quarter in 2009. The increase in operating expenses was due to operating a larger fleet and includes increases in vessels crew cost, insurance cost, general and administrative expenses and vessel depreciation expense.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 31% to $32,925,831 for the fourth quarter of 2010, compared with $25,189,121 for the fourth quarter of 2009. (Please see below for a reconciliation of EBITDA to net income).

Results of Operations for the twelve-month period ended December 31, 2010 and 2009

For the twelve months ended December 31, 2010, the Company reported net income of $26,844,650 or $0.43 per share, based on a weighted average of 62,417,247 diluted shares outstanding. In the comparable period of 2009, the Company reported net income of $33,287,271 or $0.60 per share, based on a weighted average of 55,923,308 diluted shares outstanding.

In the year ended December 31, 2010, the Company's revenues were earned from time and voyage charters. Gross revenues for the twelve-month period ended December 31, 2010 were $278,476,584, an increase of 38% from $202,495,583 recorded in the comparable period in 2009, primarily due to the operation of a larger fleet. Net revenues during the year ended December 31, 2010, increased 38% to $265,036,066 from $192,574,826 in the comparable period in 2009. Net revenues recorded in the twelve-month period ended December 31, 2010 include non-cash amortization of the fair value below contract value of time charters acquired of $4,754,407, compared with $2,643,820 recorded in the corresponding period in 2009. Brokerage commissions incurred on those gross revenues were $13,440,518 and $9,920,757, respectively.

Total operating expenses were $189,376,882 in the twelve-month period ended December 31, 2010 compared to $127,204,266 recorded in the same period of 2009. The Company operated 38 vessels in the twelve-month period ended December 31, 2010 compared with 27 vessels in same period of 2009. Twelve vessels were delivered in 2010 and one sold realizing a gain of $291,011. The increase in operating expenses was due to operating a larger fleet and includes increases in vessels crew cost, insurance cost, general and administrative expenses and vessel depreciation expense.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement increased by 23% to $148,663,208 for the year ended December 31, 2010 compared with $121,238,582 for the same period in 2009. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

The Company has entered into vessel newbuilding contracts with shipyards in Japan and China. Since the inception of the program to December 31, 2010, the Company has taken delivery of 19 newbuild vessels, and has 8 vessels to be constructed and delivered during 2011. As of December 31, 2010, the Company has recorded advances of $191,477,225 towards the construction cost of these 8 vessels. These costs include progress payments to the shipyards, capitalized interest on debt drawn for the progress payments, insurance, legal, and technical supervision costs. (Table below provides anticipated delivery dates on the newbuilding fleet).

Liquidity and Capital Resources

Net cash provided by operating activities during the years ended December 31, 2010 and 2009 was $94,339,830 and $90,524,861, respectively. The increase was due to higher revenue from larger fleet offset by increased operational cost and interest expense resulting from delivery of an additional 12 newbuilding vessels in 2010.

Net cash used in investing activities during 2010 was $280,995,791, compared with $228,624,263, in 2009.  Investing activities in 2010 related primarily to making progress payments and incurring related vessel construction expenses for the newbuilding vessels, of which 12 delivered during in 2010 and reduced by proceeds from sale of vessel.

Net cash provided by financing activities in 2010 was $244,432,868, compared to $200,235,313 in 2009. In 2010 we borrowed the remaining $251,183,596 from our revolving credit facility. In 2009 we received 97,291,046 in net proceeds from distribution of common shares of the Company, borrowed $159,215,000 from our revolving credit facility, repaid $48,645,523 to our lenders under the terms of the amended debt agreement, and incurred $4,515,623 in financing costs relating to our debt agreements.

As of December 31, 2010, our cash balance was $129,121,680 compared to a cash balance of $71,344,773 at December 31, 2009. In addition, $19,000,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted Cash on our balance sheet as of December 31, 2010. Also recorded in Restricted Cash is an amount of $276,056 which is collateralizing a letter of credit relating to our office lease and $514,285 which is collateralizing our derivative position as of December 31, 2010.

At December 31, 2010, the Company's debt consisted of $1,151,354,476 in net borrowings under the amended Revolving Credit Facility. These borrowings consisted of $990,838,309 for the 38 vessels currently in operation and $160,516,167 towards the Company's newbuilding program.

On August 4, 2010, the Company entered into a Fourth Amendatory Agreement to its revolving credit facility the credit agreement dated October 19, 2007, by and between the Company and The Royal Bank of Scotland plc, pursuant to which the Lenders have consented, among other things, to the Trading Operation which will comprise spot trading which includes contracts of affreightment, time charter-in and -out and derivative instruments.

In 2009, the Company successfully amended its revolving credit facility on terms that will provide the Company with enhanced financial flexibility. The non-amortizing revolving credit facility has been amended from $1.35 billion to $1.2 billion with maturity in July 2014, and the Company will use half the net proceeds from any equity issuance to repay debt and reduce the facility. As of December 31, 2010, the Company used its total availability for borrowings under the credit facility.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Our revolving credit facility permits us to pay dividends, subject to certain limitations, in amounts up to our cumulative free cash flows which is our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, we believe that this non-GAAP measure is important for our investors as it reflects our ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months ended December 31, 2010	Three Months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009
Net Income/(Loss)	$3,032,942	$2,190,694	$26,844,650	$33,287,271
Interest Expense	11,668,048	8,308,289	48,885,674	28,904,610
Depreciation and Amortization	16,508,187	12,000,856	62,945,478	44,329,258
Amortization of fair value (below) above market of time charter acquired	(1,330,202)	(701,542)	(4,754,407)	(2,643,820)
EBITDA	29,878,975	21,798,297	133,921,395	103,877,319
Adjustments for Exceptional Items:
Write-off of Financing Fees (1)	—	—	—	3,383,289
Non-cash Compensation Expense (2)	3,046,856	3,390,824	14,741,813	13,977,974
Credit Agreement EBITDA	$32,925,831	$25,189,121	$148,663,208	$121,238,582

(1)	One time charge.
(2)	Stock based compensation related to stock options, restricted stock units.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

We make capital expenditures from time to time in connection with our vessel acquisitions. As of December 31, 2010, our fleet currently consists of 38 Supramax vessels which are currently operational and 8 newbuilding vessels which have been contracted for construction.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In 2010, five of our vessels were drydocked and we incurred $2,827,534 in drydocking related costs. In 2009, eight of our vessels were drydocked and we incurred $4,477,244 in drydocking related costs. In 2008, three of our vessels were drydocked and we incurred $2,388,776 in drydocking related costs. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
March 31, 2011	88	$2.20 million
June 30, 2011	44	$1.10 million
September 30, 2011	22	$0.55 million
December 31, 2011	44	$1.10 million

(1)	Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

Other

Eagle Bulk also reported today that the Company's Board of Directors has, following a scheduled evaluation and review process and consistent with best practices, approved the appointment of PricewaterhouseCoopers LLP ("PWC") as the Company's new auditors, replacing Ernst & Young.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Year ended December 31, 2010	Year ended December 31, 2009	Three Months ended December 31, 2010	Three Months ended December 31, 2009

Revenues, net of commissions	$265,036,066	$192,574,826	$72,353,918	$42,024,017

Voyage expenses	3,726,847	—	2,288,326
Vessel expenses	72,983,630	50,161,091	22,492,719	12,662,198
Charter hire expenses	9,982,677	—	7,144,697
Depreciation and amortization	62,945,478	44,329,258	16,508,187	12,000,856
General and administrative expenses	40,029,261	32,713,917	9,068,698	6,929,762
Gain on sale of vessel	(291,011)	—	—	—

Total Operating Expenses	189,376,882	127,204,266	57,502,627	31,592,816

Operating Income	75,659,184	65,370,560	14,851,291	10,431,201

Interest expense	48,885,674	28,904,610	11,668,048	8,308,289
Interest income	(369,558)	(204,610)	(148,117)	(67,782)
Write-off deferred financing costs	—	3,383,289	—	—
Other expenses	298,418	—	298,418	—

Total other expense, net	48,814,534	32,083,289	11,818,349	8,240,507

Net Income	$26,844,650	$33,287,271	$3,032,942	$2,190,694

Weighted average shares outstanding:
Basic	62,204,443	55,897,946	62,325,549	62,066,463
Diluted	62,417,247	55,923,308	62,629,178	62,084,656
Per share amounts:
Basic net income	$0.43	$0.60	$0.05	$0.04
Diluted net income 0.	$0.43	$0.60	$0.05	$0.04

Fleet Operating Data
Number of Vessels in Operating fleet	38	27	38	27
Fleet Ownership Days	12,958	9,106	3,496	2,393
Chartered-in under operating lease Days	426	—	336	—
Fleet Available Days	13,323	8,999	3,802	2,342
Fleet Operating Days	13,274	8,966	3,794	2,332
Fleet Utilization Days	99.6%	99.6%	99.8%	99.6%

CONSOLIDATED BALANCE SHEETS:

	December 31,
	2010	2009
ASSETS:
Current assets:
Cash and cash equivalents	$129,121,680	$71,344,773
Accounts receivable	14,366,495	7,443,450
Prepaid expenses	3,459,721	4,989,446
Inventories	3,190,052	—
Fair value above contract value of time charters acquired	594,611	427,359

Total current assets	150,732,559	84,205,028
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $176,824,438 and $125,439,001, respectively	1,509,798,249	1,010,609,956
Advances for vessel construction	191,477,225	464,173,887
Other fixed assets, net of accumulated amortization of $153,375 and $59,519, respectively	420,204	258,347
Restricted cash	19,790,341	13,776,056
Deferred drydock costs	4,217,071	5,266,289
Deferred financing costs	16,458,496	21,044,379
Fair value above contract value of time charters acquired	3,608,812	4,103,756
Fair value of derivative instruments and other assets	70,001	4,765,116
Total noncurrent assets	1,745,840,399	1,523,997,786

Total assets	$1,896,572,958	$1,608,202,814

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,089,273	$2,289,333
Accrued interest	6,651,554	7,810,931
Other accrued liabilities	5,850,474	3,827,718
Deferred revenue and fair value below contract value of time charters acquired	5,705,326	7,718,902
Unearned charter hire revenue	6,091,332	4,858,133
Fair value of derivative instruments	127,758	—

Total current liabilities	30,515,717	26,505,017
Noncurrent liabilities:
Long-term debt	1,151,354,476	900,170,880
Deferred revenue and fair value below contract value of time charters acquired	23,480,740	26,389,796
Fair value of derivative instruments	22,135,507	35,408,049

Total noncurrent liabilities	1,196,970,723	961,968,725
Total liabilities	1,227,486,440	988,473,742
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 62,560,436 and 62,126,665 shares issued and outstanding, respectively	625,604	621,267
Additional paid-in capital	738,251,158	724,250,125
Retained earnings (net of dividends declared of $262,118,388 as of December 31, 2010 and 2009, respectively)	(47,654,737)	(74,499,387)
Accumulated other comprehensive loss	(22,135,507)	(30,642,933)

Total stockholders' equity	669,086,518	619,729,072

Total liabilities and stockholders' equity	$1,896,572,958	$1,608,202,814

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income	$26,844,650	$33,287,271	$61,632,809
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation and amortization	59,503,895	41,380,917	31,379,443
Amortization of deferred drydocking costs	3,441,583	2,948,341	2,569,396
Amortization of deferred financing costs	3,202,455	1,373,998	244,837
Write-off of deferred financing costs	—	3,383,289	2,089,701
Write-off of advances for vessel construction	—	—	3,882,888
Amortization of fair value (below) above contract value of time charter acquired	(4,754,407)	(2,643,820)	(799,540)
Gain on sale of vessel	(291,011)	—	—
Unrealized losses on forward freight agreements, net	127,758	—	—
Non-cash compensation expense	14,741,813	13,977,974	11,111,885
Changes in operating assets and liabilities:
Accounts receivable	(6,923,045)	(3,085,613)	(965,376)
Prepaid expenses	1,529,725	(1,691,645)	(2,139,688)
Inventories	(3,190,052)	—	—
Other assets	(70,001)	—	—
Accounts payable	3,799,940	252,273	(1,584,499)
Accrued interest	(4,211,361)	1,429,939	1,707,326
Accrued expenses	2,022,756	805,743	1,158,703
Drydocking expenditures	(2,827,534)	(4,477,244)	(2,388,776)
Deferred revenue	159,467	4,684,138	—
Unearned charter hire revenue	1,233,199	(1,100,700)	1,636,809

Net cash provided by operating activities	94,339,830	90,524,861	109,535,918
Cash flows from investing activities:
Vessels and vessel improvements and Advances for vessel construction	(301,795,862)	(228,530,198)	(336,438,441)
Purchase of other fixed assets	(255,713)	(94,065)	(219,245)
Proceeds from sale of vessel	21,055,784	—	—

Net cash used in investing activities	(280,995,791)	(228,624,263)	(336,657,686)
Cash flows from financing activities
Issuance of common stock	—	99,999,997	237,328
Equity issuance costs	—	(2,708,951)	—
Bank borrowings	251,183,596	159,215,000	192,358,513
Repayment of bank debt	—	(48,645,523)	—
Changes in restricted cash	(6,014,285)	(2,000,000)	(2,651,440)
Deferred financing costs	—	(4,515,623)	(12,890,502)
Cash used to settle net share equity awards	(736,443)	(1,109,587)	(34,055)
Cash dividend	—	—	(93,592,906)

Net cash provided by financing activities	244,432,868	200,235,313	83,426,938
Net increase/(decrease) in Cash	57,776,907	62,135,911	(143,694,830)
Cash at beginning of period	71,344,773	9,208,862	152,903,692

Cash at end of period	$129,121,680	$71,344,773	$9,208,862

Supplemental cash flow information:
Cash paid during the period for Interest (including capitalized interest of $13,725,858, $26,643,519 and $20,385,190 in 2010, 2009 and 2008, respectively and commitment fees)	$57,480,100	$52,760,344	$21,807,953

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about our revenue earning charters on our operating fleet as of December 31, 2010:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Avocet (3)	2010	53,462	May 2016 May 2016 to Dec 2018/Apr 2019	$18,400 $18,000 (with 50% profit share over $22,000)
Bittern (4)	2009	57,809	Jan 2015 Jan 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Canary (5)	2009	57,809	Mar 2015 Mar 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Cardinal (15)	2004	55,362	Feb 2011	Voyage
Condor (2)	2001	50,296	Jul 2011 to Oct 2011	Index
Crane (6)	2010	57,809	Apr 2015 Apr 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Crested Eagle (2)	2009	55,989	Mar 2011 to Apr 2011	$11,500 (with 50% Index share over $11,500)
Crowned Eagle(2)	2008	55,940	Jun 2011 to Sep 2011	Index
Egret Bulker(7)	2010	57,809	Oct 2012 to Feb 2013	$17,650 (with 50% profit share over $20,000)
Falcon (14)	2001	50,296	Jan 2011	$14,500
Gannet Bulker(7)	2010	57,809	Jan 2013 to May 2013	$17,650 (with 50% profit share over $20,000)
Golden Eagle	2010	55,989	Apr 2011 to Jun 2011	$17,000
Goldeneye	2002	52,421	Oct 2011 to Dec 2011	$17,000
Grebe Bulker(7)	2010	57,809	Feb 2013 to Jun 2013	$17,650 (with 50% profit share over $20,000)
Harrier	2001	50,296	Jul 2011 to Oct 2011	$21,000
Hawk I	2001	50,296	Jul 2011 to Sep 2011	$20,000

Heron (14)	2001	52,827	Jan 2011	$26,375
Ibis Bulker(7)	2010	57,775	Mar 2013 to Jul 2013	$17,650 (with 50% profit share over $20,000)
Imperial Eagle (2) (15)	2010	55,989	Jan 2011 to Feb 2011	Index
Jaeger (2) (15)	2004	52,248	Jan 2011	Index
Jay (8)	2010	57,802	Dec 2015 Dec 2015 to Dec 2018/Apr 2019	$18,500(with 50% profit share over $21,500) $18,000 (with 50% profit share over $22,000)
Kestrel I (14)	2004	50,326	Mar 2011	$13,600
Kingfisher (9)	2010	57,776	Dec 2015 Dec 2015 to Dec 2018/Apr 2019	$18,500(with 50% profit share over $21,500) $18,000 (with 50% profit share over $22,000)
Kite (14)	1997	47,195	Jan 2011	$17,000
Kittiwake(14)	2002	53,146	Jan 2011	$15,800
Martin	2010	57,809	Feb 2017 to Feb 2018	$18,400
Merlin(10) (14)	2001	50,296	Jan 2011 to Feb 2011	$23,000
Osprey I	2002	50,206	Sep 2011 to Nov 2011	$18,500
Peregrine (2) (14)	2001	50,913	Jan 2011 to Mar 2011	$10,500 (with 50% Index share over $10,500)
Redwing	2007	53,411	Jul 2011 to Sep 2011	$20,000
Shrike	2003	53,343	Jun 2011 to Aug 2011	$20,000
Skua (14)	2003	53,350	Feb 2011	$14,600
Sparrow (14)	2000	48,225	Feb 2011	$12,000
Stellar Eagle(2)	2009	55,989	Apr 2011 to Jun 2011	Index
Tern (14)	2003	50,200	Jan 2011	$16,000
Thrasher (11)	2010	53,360	Apr 2016 Apr 2016 to Dec 2018/Apr 2019	$18,400 $18,000 (with 50% profit share over $22,000)
Woodstar (12)	2008	53,390	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with 50% profit share over $22,000)
Wren (13)	2008	53,349	Dec 2011 Dec 2011 to Dec 2018/Apr 2019	$24,750 $18,000 (with 50% profit share over $22,000)

1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)	Index, an average of the trailing Baltic Supramax Index.
(3)	Revenue recognition for the AVOCET is based on an average daily base rate of $18,281.
(4)	Revenue recognition for the BITTERN is based on an average daily base rate of $18,485.
(5)	Revenue recognition for the CANARY is based on an average daily base rate of $18,493.
(6)	Revenue recognition for the CRANE is based on an average daily base rate of $18,497.
(7)
The EGRET BULKER, GANNET BULKER, GREBE BULKER and IBIS BULKER have entered into a charter for 33 to 37 months. The charter rate is $17,650 per day with a 50% profit share for earned rates over $20,000 per day. The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

(8)	Revenue recognition for the JAY is based on an average daily rate of $18,320.
(9)	Revenue recognition for the KINGFISHER is based on an average daily rate of $18,320.
(10)	Revenue recognition for the MERLIN is based on an average daily rate of $25,000.
(11)	Revenue recognition for the THRASHER is based on an average daily base rate of $18,280.
(12)	Revenue recognition for the WOODSTAR is based on an average daily base rate of $18,154.
(13)	Revenue recognition for the WREN is based on an average daily base rate of $20,245.
(14)	Upon conclusion of the previous time charter the vessel will commence a short term time charter for up to six months.
(15)	Upon conclusion of the previous time charter the vessel will commence an index based time charter for two years.

The following table, as of December 31, 2010, represents certain information about the Company's newbuilding vessels being constructed and their expected employment upon delivery:

Vessel	Dwt	Year Built –Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Thrush (4)	53,100	2011Q1	Charter Free	—	—
Nighthawk (5)	58,000	2011Q1	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	2011Q3	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	2011Q3	Feb 2018 to Feb 2019	$18,400	—
Petrel (6)	58,000	2011Q4	Apr 2014 to Aug 2014	$17,650	50% over $20,000
Puffin (6)	58,000	2011Q4	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (6)	58,000	2011Q4	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (6)	58,000	2011Q4	Sep 2014 to Jan 2015	$17,650	50% over $20,000

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The Thrush delivered in the first quarter of 2011 and commenced a short term time charter.
(5)
The Nighthawk was scheduled to delivered to KLC, the Company and KLC have agreed to defer the commencement of this charter to allow Eagle to employ the vessel for its own account for the time being. The Nighthawk delivered in the first quarter of 2011 and commenced a short term time charter.

(6)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Commpany defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels. The Company started to charter-in vessels on a spot basis during the fourth quarter of 2010.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday March 3, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 866-783-2138 in the U.S., or 857-350-1597 outside of the U.S., and reference participant code 39919716. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on March 9, 2011. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 28961633.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jonathan Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.

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